Media Contact:	Bunge News Bureau Bunge 636-292-3022 news@bunge.com

Investor Contact:	Ruth Ann Wisener Bunge Limited 636-292-3014 Ruthann.wisener@bunge.com

Bunge Announces Leadership Team Changes

St. Louis, MO – March 17, 2021 – Bunge Limited (NYSE: BG), a leader in agriculture, food and ingredients, today announced that Raul Padilla, President, Global Operations, plans to retire effective December 31, 2021. His operational responsibilities will be distributed internally over the coming months.

Responsibilities for external relationships within South America will transition to Julio Garros. He brings 19 years of experience with Bunge in Finance, Commercial and Business Development roles across South America and most recently held the role of Global Transformation Leader for Agribusiness, driving our new business initiatives and playing a lead role in the transition to our new operating model.

Padilla, who has served as President, Global Operations since May 2019, boasts over 20 years of service with Bunge.

“Raul has helped lead Bunge through years of rapid industry change. Since joining Bunge in 1997 with the Ceval acquisition, his leadership and industry knowledge have been instrumental in positioning Bunge as the leading global Oilseeds processor, and his legacy will long live on within the company,” said Greg Heckman, Bunge CEO. Most recently, Padilla led Bunge through the major reorganization to an agile, global operating model aligned by value chains. “With our operating model well in place, and a talented set of leaders responsible for their respective value chains, we continue to expect great things from our agricultural business as we work to drive continuous improvement and enhance shareholder value. We welcome Julio to the Executive Leadership Team and thank Raul for his dedicated service to Bunge over the years. We wish him well in his retirement.”

About Bunge
At Bunge (www.bunge.com, NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have more than 23,000 dedicated employees working across more than 350 facilities located in more than 40 countries.

Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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